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On June 7, 2010, Genzyme Corporation posted the following content on its “Genzyme Transformation” website.

NYT Blogs

Another View: Can Biotech Survive Icahn?

3 June 2010

Bill George

Bill George, a Harvard business professor, looks at the conflicts within the biotechnology industry between short-term and long-term gains.

The activist investor Carl C. Icahn continues to challenge the biotechnology industry. His latest target is Genzyme, one of the most successful companies in this innovative field, where he is seeking four seats on its board.

This is Mr. Icahn’s sixth biotechnology target, and these moves epitomize the struggle between investors like Mr. Icahn, who advocate maximizing short-term shareholder value, and an industry where enormous investments and extended time frames are required to create long-term shareholder value.

Genzyme is the biotech industry’s second-largest company, with revenues of $4.5 billion and a market capitalization of about $13 billion. Previously, Mr. Icahn has taken on smaller companies: Biogen-Idec, MedImmune, ImClone Systems, Amylin Pharmaceuticals and Enzon Pharmaceuticals.

The biotechnology industry is one of America’s most promising and innovative, and one in which this country has a clear competitive advantage. It has benefited from billions of dollars in government-sponsored research at the National Institutes of Health and leading research universities. Even so, new biotechnology drugs take 12 to 15 years to bring to market, with the attendant risks of high failure rates in research trials.

Early pioneers like Genentech and Amgen created breakthrough drugs that saved millions of lives while amassing shareholder value of $98 billion for Genentech, after its sale to Roche, and $50 billion for Amgen. Both companies spent more than a decade investing billions of dollars in research before marketing their pioneering products.

In contrast, investors like Mr. Icahn believe shareholders should maximize their short-term value by selling biotech companies to pharmaceutical companies hungry for new drugs. In recent years, the large pharmaceutical companies have struggled to create life-saving drugs in their own laboratories and are often reluctant to tackle the complex diseases that the biotechnology industry has pursued.

What are the implications of these shareholder challenges? No doubt, investors like Mr. Icahn can yield quick profits for investors, but they come with a potentially high cost. In the end, will there be a biotechnology industry capable of the long-term investments required to thrive?

Mr. Icahn made his first move in biotechnology in 2002 with an attempted takeover of ImClone Systems. Following an insider trading scandal that sent the company’s chief executive, Sam Waksal, to prison along with his close friend, Martha Stewart, Mr. Icahn won a 2006 proxy contest to elect four members of ImClone’s board. The interim chief executive, Joseph Fischer, was replaced by Dr. Alex Denner, a genetics professor at Harvard Medical School. In 2008, the company was sold to the pharmaceutical giant Eli Lilly for $6.5 billion.

MedImmune was next in line in 2007. After a short battle, the company was purchased by AstraZeneca for $15.6 billion.

When Mr. Icahn focused on Biogen-Idec in 2007, its board offered the company for sale. When no bids came in, the sale was withdrawn. In 2008, Mr. Icahn again challenged Biogen’s board and its chief executive, James Muller, and began an unsuccessful proxy contest. A second proxy contest succeeded last June in electing two of Mr. Icahn’s candidates to the Biogen board, including Dr. Denner. Mr. Muller resigned in January as Mr. Ichan won board approval to appoint two additional board members.

Meanwhile, two smaller biotechnology companies, Enzon and Amylin, have also experienced Mr. Icahn’s challenges. Since he urged the spinoff of Enzon’s biotechnology business in 2007, Mr. Icahn has been successful in adding two directors and Dr. Denner was elected chairman of Enzon’s board. At Amylin, its chief executive, Joseph Cook, was forced out in 2009 after Mr. Icahn won two board seats.

Now Mr. Icahn has shifted his focus to Genzyme and its longtime chief executive, Henri A. Termeer. Over the past quarter century, Mr. Termeer has built a formidable company respected for its portfolio of drugs. A year ago, Genzyme’s Cambridge., Mass., plant encountered contamination problems and Mr. Termeer immediately shut down the entire facility.

Last fall, Mr. Icahn purchased 4.9 percent stake in Genzyme. In May, he began a proxy contest to replace four Genzyme board members, including Mr. Termeer, with candidates including himself, Dr. Denner and Richard Mulligan, a Biogen board member, along with one other nominee.

Mr. Termeer isn’t sitting still. He has recruited the activist investor Ralph Whitworth to Genzyme’s board and granted him the right to appoint another director. The company is also buying back $2 billion in stock and spinning off certain business units.

Genzyme is also promoting its blood cancer drug Campath for multiple sclerosis in competition with Biogen and challenging Dr. Denner’s and Mr. Mulligan’s potential conflicts of interest in serving simultaneously on the Genzyme and Biogen boards.

These differences will come to a head at Genzyme’s shareholders meeting on June 16, but the longer-term issues will remain. The industry’s scientific approach to drug development has saved many thousands of lives and created enormous long-term shareholder value. The real question is whether the biotechnology industry with its extended time horizons will continue to make the long-term investments required to pursue these life-saving drugs.

Bill George is a professor of management practice at Harvard Business School and has given paid speeches at Genzyme and Biogen Idec. He is a former chairman and chief executive of Medtronic and the author of four best-selling books, including “True North.” Mr. George currently serves on the boards of Exxon Mobil and Goldman Sachs and previously was a director of Novartis and Target.

June 3, 2010

Mr. Henri Termeer

Chairman, President and Chief Executive Officer

Genzyme Corporation

500 Kendall Street

Cambridge, MA 02142

Dear Henri:

I would like to take this opportunity to extend my appreciation and thanks to you and to everyone at Genzyme for your dedication to finding cures for Lysosomal Disorders.

As the father of a child with Niemann Pick Type C, I have a special perspective on your commitment. Although Genzyme does not have any products on the market for treating NPC, everyone with whom I have had contact there has been supportive and generous with his/her time and assistance. In particular, David Meeker and Seng Cheng have offered guidance and invaluable advice to me as I’ve set forth on a lifelong journey to help my child.

Over the past few years, I have learned that some people have an amazing capacity to give. Every once in a while, I’ve found that capacity in the corporate world. Genzyme is such an example. It is indeed a company with a heart.

Best wishes.

Most sincerely,
/s/ Jonathan Jacoby
Jonathan Jacoby
Chair

6475 East Pacific Coast Highway Suite 466 • Long Beach, California 90803

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Title

HBS Professor Bill George asks, “Can Biotech Survive Icahn?” in NYT blog

Summary

Harvard Business School Professor Bill George examines Carl Icahn’s record in biotech.  He writes about his latest challenge to Genzyme, “../these moves epitomize the struggle between investors like Mr. Ichan, who advocate maximizing  short-term shareholder value, and an industry in which enormous investments and extended time frames are required to creat long-term shareholder value.”

Title

Hide & Seek Foundation thanks Genzyme for its dedication to finding cures for Lysosomal Disorders

Summary

On June 3rd, Jonathan Jacoby, Chair of the Hide & Seek Foundation for Lysosomal Disease Research wrote a letter to Genzyme CEO Henri Termeer expressing appreciation and gratitude for the company’s dedication to finding cures for Lysosomal Disorders.

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Important Information

On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company’s definitive proxy statement and other proxy materials before making any voting or investment decision because the definitive proxy statement and other proxy materials contain important information. The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. Copies of the company’s definitive proxy statement and other proxy materials are available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835.